EXHIBIT 5


               [LETTERHEAD OF VINSON & ELKINS L.L.P. APPEARS HERE]




                                            November 11, 1997



Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas   75201-3391

Gentlemen:

We have acted as counsel for Halliburton Company, a Delaware corporation (the "Company"), for a number of years and are familiar with the Halliburton Company 1993 Stock and Long-Term Incentive Plan (the "Plan"), pursuant to which shares of Common Stock, $2.50 par value ("Common Stock"), of the Company will be issued to certain key employees of the Company and its subsidiaries. We have assisted in the preparation of the Plan and this Registration Statement on Form S-8 to be filed pursuant to the Securities Act of 1933, as amended, on or about November 20, 1997 with the Securities and Exchange Commission by the Company with respect to the offering, sale and delivery of shares of Common Stock and Preferred Stock Purchase Rights of the Company to be issued under the Plan, which Registration Statement incorporates by reference the contents of the Company's earlier Registration Statement on Form S-8 (Securities and Exchange Commission File No. 333-54881). We note that the Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

In this connection, we have examined such certificates, documents and records as we deemed relevant and necessary as a basis of our opinions hereinafter set forth, including among other things the Plan and copies of relevant resolutions passed by the board of directors and stockholders of the Company. The Plan provides that shares of Common Stock to be issued thereunder may be authorized but unissued Common Stock or Common Stock previously issued, reacquired and held in treasury by the Company.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued pursuant to various awards under the Plan have been duly authorized and, (a) upon compliance by the Company with the pertinent provisions of any applicable state securities laws and (b) when the shares of Common Stock are issued and paid for in accordance with the terms of the Plan and any

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Halliburton Company
Page 2
November 11, 1997

stock option, restricted stock or other agreement pursuant to which such shares may be issued under the Plan, such shares of Common Stock will be validly issued, fully paid and nonassessable and any related Preferred Stock Purchase Rights shall be validly issued.



         This opinion is rendered as of the effective date of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, but we do not admit that we are within the class of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /s/ Vinson & Elkins L.L.P.

                                            VINSON & ELKINS L.L.P.


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